Exhibit 99.1

KONTOOR BRANDS REPORTS FIRST QUARTER 2022 RESULTS;
RAISES OUTLOOK FOR FULL YEAR 2022

•Q1’22 reported revenue of $680 million increased 4 percent versus Q1’21, and compared to guidance of $650 million to $660 million
•Q1’22 GAAP EPS of $1.40 versus Q1’21 GAAP EPS of $1.09, Q1’21 adjusted EPS of $1.43, and compared to guidance of $1.15 to $1.25
•2022 revenue is now expected to be above $2.7 billion, increasing approximately 10 percent versus 2021; up from the prior guidance of increasing high single digits
•2022 EPS is now expected to be in the range of $4.75 to $4.85, increasing 11 percent to 13 percent over 2021 adjusted EPS, and up from the prior guidance of $4.65 to $4.75

GREENSBORO, N.C. - May 5, 2022 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its first quarter ended April 2, 2022.

“Our strategies continue to yield accelerating performance, with first quarter results coming in above our expectations. We expect macroeconomic challenges will persist, with inflationary pressures, supply chain disruptions and COVID lockdowns weighing on the operating environment. However, based on Kontoor-specific drivers, momentum across the business and continued execution of our strategic playbook, we have confidence in raising our fiscal year revenue and EPS guidance,” said Scott Baxter, President, Chief Executive Officer and Chair of Kontoor Brands.

“The continued emphasis on our digital ecosystem, demand creation platforms and talent will increasingly support Kontoor in becoming a consumer-centric, growth-oriented company. These investments, when combined with our significant cash flow optionality, should afford compelling returns for all KTB stakeholders,” added Baxter.

This release refers to “adjusted” amounts from the first quarter of 2021 and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

As previously stated, the cutover and transition of the Company’s North American ERP system caused timing of shipments to benefit first quarter 2021 revenue and profitability, while negatively impacting second quarter 2021 revenue and profitability. These factors primarily have an impact on year-over-year quarterly comparisons for the first two quarters but are not expected to impact the full year.

First Quarter 2022 Income Statement Review

Revenue was $680 million, a 4 percent increase on a reported basis, and 5 percent in constant currency, over the same period in the prior year. Revenue increases were primarily driven by strength in Digital, as well as continued positive trends in the U.S. wholesale business and solid performance in international markets. Compared to first quarter 2021, global own.com revenue increased 38 percent and digital wholesale increased 24 percent.

U.S. revenue was $507 million, increasing 4 percent over last year. Gains were driven by growth in wholesale, including new business development wins, and strength in Digital, with U.S. own.com revenue increasing 43 percent and digital wholesale increasing 37 percent compared to the first quarter 2021.

International revenue was $173 million, a 6 percent increase over the same period in the prior year on a reported basis and up 9 percent in constant currency. Compared to the first quarter 2021, China increased 3 percent on a reported basis and 1 percent in constant currency, while the European business increased 11 percent on a reported basis and 19 percent in constant currency.

Wrangler brand global revenue was $412 million, a 3 percent increase over the same period in the prior year on a reported basis and was up 4 percent in constant currency. Wrangler U.S. revenue increased 2 percent compared to last year, with strength in Digital, Western and Workwear. Comparisons to first quarter 2021 were negatively impacted by timing shifts due to the North American ERP implementation. Wrangler international revenue increased 14 percent over the first quarter 2021 on a reported basis and 20 percent in constant currency.

Lee brand global revenue was $264 million, a 6 percent increase over the same period in the prior year on a reported basis and was up 7 percent in constant currency. Lee U.S. revenue increased 9 percent compared to last year, driven by continued strength in demand and increases in Digital. Comparisons to first quarter 2021 were also impacted by timing shifts due to the North American ERP implementation. Lee international revenue increased 2 percent over the first quarter 2021 on a reported basis and 4 percent in constant currency.

Other global revenue was $3 million, an 11 percent increase compared to the same period in the prior year.

Gross margin decreased 130 basis points to 44.8 percent of revenue, compared to the first quarter 2021. Gross margin decreased 140 basis points compared to first quarter 2021 adjusted gross margin with near-term transitory expenses of 210 basis points more than offsetting structural margin improvements of 70 basis points. Based on strong demand during the quarter, transitory expenses, which include air freight for expedited shipments, were elevated as expected. Structural margins improved as impacts of pricing and favorable channel and product mix more than offset the impacts of inflationary costs, including cotton, ocean freight and labor.

Selling, General & Administrative (SG&A) expenses were $196 million on a reported basis, or 28.9 percent of revenue, down 290 basis points compared to the same period in the prior year. SG&A increased 110 basis points compared to first quarter 2021 adjusted SG&A. Higher demand creation, digital and IT investments, product development and distribution expenses more than offset better fixed cost leverage on improving revenue and lower compensation related expenses.

Operating income was $108 million on a reported basis. Operating margin increased 160 basis points to 15.9 percent of revenue. Operating margin decreased 240 basis points compared to first quarter 2021 adjusted operating margin, driven by strategic investments to drive future accelerating revenue growth and higher transitory impacts to chase demand. These investments, transitory impacts such as air freight, and distribution expenses more than offset structural gross margin improvements and fixed cost leverage on improving revenue.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) was $118 million on a reported basis. EBITDA margin increased 170 basis points to 17.3 percent of revenue. EBITDA margin decreased 220 basis points compared to first quarter 2021 adjusted EBITDA margin.

Earnings per share was $1.40 on a reported basis compared to reported EPS of $1.09, and adjusted EPS of $1.43, in the same period in the prior year.

April 2, 2022, Balance Sheet and Liquidity Review

The Company ended the first quarter 2022 with $194 million in cash and cash equivalents, and approximately $0.8 billion in long-term debt.

As of April 2, 2022, the Company had no outstanding borrowings under the Revolving Credit Facility and $487 million available for borrowing against this facility.

As previously announced, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.46 per share, payable on June 20, 2022, to shareholders of record at the close of business on June 10, 2022. Consistent with a commitment to return cash to shareholders, the Company repurchased $23 million in common stock during the first quarter. When combined with the strong dividend, the Company returned a total of $49 million to shareholders during the first quarter. The Company plans on continuing to use its share repurchase program to offset dilution, while also opportunistically buying shares as capital allocation priorities, excess cash flows and market conditions warrant.

Inventory at the end of the first quarter 2022 was $433 million, up 24 percent compared to the prior-year period. Q2’22 revenue growth is expected to be up 30 to 32 percent.

2022 Outlook

The Company is raising its 2022 Outlook. While the impacts from the COVID-19 pandemic and other macroeconomic factors remain uncertain, the Company is updating its 2022 guidance, including the following:

•Revenue is now expected to be above $2.7 billion, increasing at approximately 10 percent compared to 2021, and compared to prior guidance of a high single digit percentage. The Company now expects first half revenues to increase in the mid-teens range compared to the prior year, versus a low-teens range in the prior guidance.

Consistent with prior guidance, Q2’22 revenue is expected to be in the range of $640 million to $650 million, increasing 30 to 32 percent compared to last year.

•Gross margin is expected to be consistent with the adjusted gross margin of 44.6 percent achieved in 2021. The Company expects higher inflationary pressures on input costs, transitory expenses, including freight, and adverse mix due to COVID lockdowns in China to weigh on gross margin. However, the benefits from continued structural mix shifts to accretive channels such as Digital, ongoing cost saving initiatives and strategic pricing are anticipated to offset these higher costs. The Company expects the impacts of COVID lockdowns in China to weigh most heavily on Q2’22 gross margin.

•SG&A investments will continue to be made in the Company’s brands and capabilities. In addition to incremental volume-related items, SG&A investments are expected to be amplified in demand creation, Digital, and International expansion. Compared to adjusted SG&A in 2021, the Company expects full year SG&A growth to be relatively consistent with full year revenue growth, with second half investments anticipated to be stronger than in the first half.

•EPS is now expected to be in the range of $4.75 to $4.85, increasing 11 percent to 13 percent over 2021 adjusted EPS, and up from the prior guidance of $4.65 to $4.75. Q2’22 EPS is now expected to be in the range of $1.05 to $1.15, compared to prior guidance of $1.25 to $1.35, due to COVID lockdowns in China and higher transitory freight expenses negatively impacting gross margin and profitability. Q2’21 adjusted EPS was $0.70.

•Capital Expenditures are expected to be in the range of $35 million to $40 million, primarily to support manufacturing, distribution and information technology projects.

•The Company expects an effective tax rate of approximately 21 percent, interest expense to be approximately $35 million and average shares outstanding of approximately 58 million, excluding the impact of additional share repurchases.

Webcast Information

Kontoor Brands will host its first quarter 2022 conference call beginning at 8:30 a.m. Eastern Time today, May 5, 2022. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts. Adjustments during the first quarter of 2021 primarily represent costs associated with the Company’s global ERP implementation and information technology infrastructure build-out. Additional information regarding adjusted amounts is provided in notes to the supplemental financial information included with this release.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the COVID-19 pandemic, which could continue to result in closed factories and stores, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; the level of consumer demand for apparel; supply chain and shipping disruptions; intense industry competition; the Company’s ability to gauge consumer preferences and product trends, and to respond to constantly changing markets; the ability to accurately forecast demand for products; the Company’s ability to maintain the images of its brands; increasing pressure on margins; e-commerce operations through the Company’s direct-to-consumer business; the financial difficulty experienced by the retail industry; reliance on a small number of large customers; the ability to implement the Company’s business strategy; the ability of the Company’s licensees to generate expected sales and maintain the value of the Company’s brands; seasonality; continuity of members of management; the stability of manufacturing facilities and foreign suppliers; the reliance on a limited number of suppliers for raw material sourcing and the ability to obtain raw materials on a timely basis or in sufficient quantity or quality; disruption to distribution systems; unseasonal or severe weather conditions; labor relations; operational difficulties and additional expenses related to the Company’s optimization and change management related to its enterprise resource planning software system; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; changes to trade policy, including tariff and import/export regulations; compliance with anti-bribery, anti-corruption and anti-money laundering laws by the Company and third-party suppliers and manufacturers; changes in tax laws and liabilities; the costs of compliance with or the violation of national, state and local laws and regulations for environmental, consumer protection, employment, privacy, safety and other matters; the Company’s ability to maintain effective internal controls; the ability to protect trademarks and other intellectual property rights; fluctuations in wage rates and the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; possible goodwill and other asset impairment; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; the Company maintaining satisfactory credit ratings; restrictions on the Company’s business relating to its debt obligations; volatility in the price and trading volume of the Company’s common stock; anti-takeover and exclusive forum provisions in the Company’s organizational documents; subordination of our common stock to indebtedness and any preferred stock; the failure to declare future cash dividends; and fluctuations in the amount and frequency of the Company’s share repurchases. Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Vice President, Corporate Finance and Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Julia Burge, (336) 332-5122
Director, External Communications
Julia.Burge@kontoorbrands.com

###

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March		%
(Dollars in thousands, except per share amounts)	2022	2021	Change
Net revenues	$679,743	$651,762	4%
Costs and operating expenses
Cost of goods sold	375,122	351,182	7%
Selling, general and administrative expenses	196,400	207,404	(5)%
Total costs and operating expenses	571,522	558,586	2%
Operating income	108,221	93,176	16%
Interest expense	(8,023)	(11,791)	(32)%
Interest income	469	258	82%
Other expense, net	(222)	(442)	(50)%
Income before income taxes	100,445	81,201	24%
Income taxes	19,635	16,738	17%
Net income	$80,810	$64,463	25%
Earnings per common share
Basic	$1.43	$1.12
Diluted	$1.40	$1.09
Weighted average shares outstanding
Basic	56,321	57,344
Diluted	57,836	58,902
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended March 2022 and March 2021 correspond to the 13-week fiscal periods ended April 2, 2022 and April 3, 2021, respectively. References to March 2022, December 2021 and March 2021 relate to the balance sheets as of April 2, 2022, January 1, 2022 and April 3, 2021, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	March 2022	December 2021	March 2021
ASSETS
Current assets
Cash and cash equivalents	$193,630	$185,322	$229,542
Accounts receivable, net	276,037	289,800	221,031
Inventories	432,891	362,957	350,151
Prepaid expenses and other current assets	82,495	72,579	74,003
Total current assets	985,053	910,658	874,727
Property, plant and equipment, net	101,380	105,155	113,693
Operating lease assets	47,759	54,950	65,478
Intangible assets, net	14,248	14,638	15,544
Goodwill	211,504	212,213	212,920
Other assets	229,110	235,410	237,313
TOTAL ASSETS	$1,589,054	$1,533,024	$1,519,675
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$239	$249	$947
Current portion of long-term debt	2,500	—	24,375
Accounts payable	266,974	214,204	194,891
Accrued liabilities	198,777	217,164	184,047
Operating lease liabilities, current	22,563	24,195	28,473
Total current liabilities	491,053	455,812	432,733
Operating lease liabilities, noncurrent	26,511	32,993	42,843
Other liabilities	98,257	104,764	118,905
Long-term debt	789,143	791,317	790,930
Commitments and contingencies
Total liabilities	1,404,964	1,384,886	1,385,411
Total equity	184,090	148,138	134,264
TOTAL LIABILITIES AND EQUITY	$1,589,054	$1,533,024	$1,519,675

KONTOOR BRANDS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March
(In thousands)	2022	2021
OPERATING ACTIVITIES
Net income	$80,810	$64,463
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9,862	8,993
Stock-based compensation	5,730	10,426
Other	(21,569)	34,503
Cash provided by operating activities	74,833	118,385
INVESTING ACTIVITIES
Property, plant and equipment expenditures	(2,885)	(1,992)
Capitalized computer software	(2,112)	(9,568)
Other	(31)	(201)
Cash used by investing activities	(5,028)	(11,761)
FINANCING ACTIVITIES
Repayments of term loans	—	(100,000)
Repurchases of Common Stock	(22,513)	—
Dividends paid	(26,033)	(22,964)
Shares withheld for taxes, net of proceeds from issuance of Common Stock	(11,102)	(412)
Other	(298)	(125)
Cash used by financing activities	(59,946)	(123,501)
Effect of foreign currency rate changes on cash and cash equivalents	(1,551)	(1,719)
Net change in cash and cash equivalents	8,308	(18,596)
Cash and cash equivalents – beginning of period	185,322	248,138
Cash and cash equivalents – end of period	$193,630	$229,542

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended March		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2022	2021
Segment revenues:
Wrangler	$412,423	$398,822	3%	4%
Lee	264,220	250,148	6%	7%
Total reportable segment revenues	676,643	648,970	4%	5%
Other revenues (b)	3,100	2,792	11%	11%
Total net revenues	$679,743	$651,762	4%	5%
Segment profit:
Wrangler	$75,388	$83,983	(10)%	(10)%
Lee	52,230	51,123	2%	3%
Total reportable segment profit	$127,618	$135,106	(6)%	(5)%
Corporate and other expenses	(19,982)	(41,551)	(52)%	(52)%
Interest expense	(8,023)	(11,791)	(32)%	(32)%
Interest income	469	258	82%	84%
Profit (loss) related to other revenues (b)	363	(821)	144%	144%
Income before income taxes	$100,445	$81,201	24%	24%
(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other primarily includes other revenue sources, including sales and licensing of Rock & Republic® apparel.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended March 2022
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$412,423	$3,031	$415,454
Lee	264,220	2,288	266,508
Total reportable segment revenues	676,643	5,319	681,962
Other revenues	3,100	2	3,102
Total net revenues	$679,743	$5,321	$685,064
Segment profit:
Wrangler	$75,388	$358	$75,746
Lee	52,230	177	52,407
Total reportable segment profit	$127,618	$535	$128,153
Corporate and other expenses	(19,982)	29	(19,953)
Interest expense	(8,023)	—	(8,023)
Interest income	469	6	475
Profit related to other revenues	363	1	364
Income before income taxes	$100,445	$571	$101,016
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

Three Months Ended March
(In thousands, except for per share amounts)	2021

Cost of goods sold - as reported under GAAP	$351,182
Restructuring & separation costs (a)	(326)
Adjusted cost of goods sold	$350,856

Selling, general and administrative expenses - as reported under GAAP	$207,404
Restructuring & separation costs (a)	(25,968)
Adjusted selling, general and administrative expenses	$181,436

Interest expense - as reported under GAAP	$(11,791)
Other adjustments (b)	(622)
Adjusted interest expense	$(12,413)

Other expense, net - as reported under GAAP	$(442)
Other adjustments (b)	622
Adjusted other (expense) income, net	$180

Diluted earnings per share - as reported under GAAP	$1.09
Restructuring & separation costs (a)	0.34
Adjusted diluted earnings per share	$1.43

Net income - as reported under GAAP	$64,463
Income taxes	16,738
Interest expense	11,791
Interest income	(258)
EBIT	$92,734

Depreciation and amortization - as reported under GAAP	$8,993
Restructuring & separation costs (a)	(1,813)
Adjusted depreciation and amortization	$7,180

EBITDA	$101,727
Restructuring & separation costs (a)	24,481
Other adjustments (b)	622
Adjusted EBITDA	$126,830
Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended March
	2022	2021
(Dollars in thousands, except per share amounts)	GAAP	GAAP	Adjusted

Net revenues	$679,743	$651,762	$651,762

Gross profit	$304,621	$300,580	$300,906
As a percentage of total net revenues	44.8%	46.1%	46.2%

Selling, general and administrative expenses	$196,400	$207,404	$181,436
As a percentage of total net revenues	28.9%	31.8%	27.8%

Operating income	$108,221	$93,176	$119,470
As a percentage of total net revenues	15.9%	14.3%	18.3%
Earnings per share - diluted	$1.40	$1.09	$1.43

Net income	$80,810	$64,463	$84,498
Income taxes	19,635	16,738	22,997
Interest expense	8,023	11,791	12,413
Interest income	(469)	(258)	(258)
EBIT	$107,999	$92,734	$119,650

Depreciation and amortization	$9,862	$8,993	$7,180

EBITDA	$117,861	$101,727	$126,830
As a percentage of total net revenues	17.3%	15.6%	19.5%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" at the end of this document.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended March 2022
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$330,652	$136,806	$2,527	$469,985
Non-U.S. Wholesale	52,819	91,051	501	144,371
Direct-to-Consumer	28,952	36,363	72	65,387
Total	$412,423	$264,220	$3,100	$679,743

Geographic revenues
U.S.	$354,393	$150,116	$2,599	$507,108
International	58,030	114,104	501	172,635
Total	$412,423	$264,220	$3,100	$679,743

	Three Months Ended March 2021
	Revenues - As Reported

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$329,699	$124,582	$1,726	$456,007
Non-U.S. Wholesale	47,577	90,800	637	139,014
Direct-to-Consumer	21,546	34,766	5	56,317
Other	—	—	424	424
Total	$398,822	$250,148	$2,792	$651,762

Geographic revenues
U.S.	$347,879	$138,232	$2,155	$488,266
International	50,943	111,916	637	163,496
Total	$398,822	$250,148	$2,792	$651,762

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select Revenue Information
(Unaudited)

	Three Months Ended March
(Dollars in thousands)	2022	2021	2022 to 2021
	As Reported under GAAP		% Change Reported	% Change Constant Currency
Wrangler U.S.	$354,393	$347,879	2%	2%
Lee U.S.	150,116	138,232	9%	9%
Other	2,599	2,155	21%	21%
Total U.S. revenues	$507,108	$488,266	4%	4%

Wrangler International	$58,030	$50,943	14%	20%
Lee International	114,104	111,916	2%	4%
Other	501	637	(21)%	(21)%
Total International revenues	$172,635	$163,496	6%	9%

Global Wrangler	$412,423	$398,822	3%	4%
Global Lee	264,220	250,148	6%	7%
Global Other	3,100	2,792	11%	11%
Total revenues	$679,743	$651,762	4%	5%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on a constant currency basis, which is a non-GAAP financial measure. See “Business Segment Information – Constant Currency Basis (Non-GAAP)" for additional information on constant currency financial calculations.
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Notes (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) During the three months ended March 2021, restructuring and separation costs primarily related to the Company's global ERP system and information technology infrastructure build-out, as well as strategic actions taken by the Company, including adjustments resulting from the Company's decision to exit certain VF Outlet stores and transition our India business to a licensed model. Total restructuring and separation costs resulted in a corresponding tax impact of $6.3 million for the three months ended March 2021.
(b) Other adjustments have been made for the three months ended March 2021 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense in the calculation of adjusted EBITDA for debt compliance purposes. Management believes these funding fees are not material to evaluating the overall results of the Company and thus has discontinued this adjustment effective in the first quarter of 2022.